Exhibit 99.2

For Immediate Release	Contact Information
Thursday, November 4, 2004	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

NEWS RELEASE

The Exploration Company Updates Maverick Basin Operations; Production Up 5.4% in Third Quarter From Prior-Year Period

SAN ANTONIO -- November 4, 2004 --The Exploration Company (Nasdaq:TXCO) today provided an operations update on its 554,000-acre lease block in the Maverick Basin of Southwest Texas.

        TXCO's estimated, third-quarter net production rose to 1.297 billion cubic feet equivalent (Bcfe), up 5.4% from 1.23 Bcfe in the prior-year quarter. Gas output increased 69.8% from third-quarter 2003, more than offsetting an oil production decline of 35.1%. For the first nine months of 2004, cumulative net production was 3.6 Bcfe, essentially equivalent to production in the prior-year period. Increased gas output offset lower oil production. Quarterly and year-to-date production was negatively impacted by severe weather, a key operating partner's drilling curtailment and limited rig availability.

TXCO Cumulative Production Volumes
	3Q 2004	3Q 2003	%Change	9 Mos. 2004	9 Mos. 2003	% Change
Natural gas/MMcf	807	475	+69.8%	2,228	1,522	+46.4%
Oil/Bbls	81,602	125,778	-35.1%	228,751	347,951	-34.3%

Natural Gas Equivalent/MMcfe	1,297	1,230	+5.4%	3,601	3,610	-0.3%
Barrels Oil Equivalent/BOE	216,085	205,000	+5.4%	600,163	601,693	-0.3%

        The Company exited third-quarter 2004 producing 1,296 barrels of oil per day (BOPD) and 9.6 million cubic feet per day (MMcfd), a combined 17.4 million cubic feet equivalent per day (MMcfed), 25 percent above its Sept. 30, 2003, exit rate of 13.9 MMcfed and 15 percent over its June 30, 2004, exit rate of 15.1 MMcfed. At Oct. 31, TXCO's net daily production had increased an additional 14.4 percent since Sept. 30 to 19.9 MMcfed as wells completed in the third quarter were placed on production.

Through late October, TXCO had spudded 56 new wells plus seven re-entries this year in the Maverick Basin -- its second-largest annual drilling program ever.

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        "We're pleased that TXCO's production is now right at the 20 million cubic feet equivalent per day we projected, the positive result of our drilling program in the third quarter," said President and CEO James E. Sigmon. "The quarter would have been even stronger had it not been for record rains and continuing pipeline hookup delays that kept us from realizing the full benefit of that drilling sooner. We continue to expect higher production levels and record reserves by year end." The annual hunting season drilling moratorium on certain leases begins this week and extends into January 2005.

Current drilling and operating highlights include:

Glen Rose
For 2004, TXCO has spudded 18 of 28 planned wells, plus three re-entries, targeting multiple Glen Rose plays. Net Glen Rose production at Oct. 31 stood at 629 BOPD and 6.0 MMcfd.

        In the Glen Rose porosity oil play, the Comanche 2-14H (50 percent working interest) went on production in late October, flowing approximately 500 BOPD and no water on a 10/64-inch choke with 705 pounds per square inch (psi) flowing tubing pressure. Meanwhile, the Comanche 2-39H (50% WI) continued to flow 370 BOPD in late October and has produced water-free oil since it began production in August. Both wells were drilled using a new technique in which the horizontal wellbore parallels fractures within the formation, minimizing water intrusion from a separate, lower zone.

        In the Glen Rose reef play, TXCO placed the Burr C 1-56 (100% WI) on production in late October flowing 1.2 MMcfd. Weather and pipeline construction delays postponed the start of production since the well's completion in the third quarter. Meanwhile, three wells originally targeting Glen Rose reefs, which proved wet, have been successfully completed as horizontal Georgetown wells.

Georgetown

        For 2004, TXCO has spudded 23 of 28 planned new Georgetown wells in addition to the three Georgetown completions originally targeting Glen Rose reefs. Net Georgetown production at Oct. 31 stood at 5.1 MMcfd and 254 BOPD.

        Fifteen Georgetown wells were drilled on the southern portion of TXCO's acreage block in 2004 year to date, including five spud in the third quarter. Of these, nine have been placed on production, five are in progress or awaiting completion while one had a mechanical failure. The Comanche W 1-2H (50% WI) flow tested from the Georgetown formation at rates as high as 1.4 MMcfd and 15 BOPD on a 12/64-inch choke with 1,840 psi flowing tubing pressure. The well went on production in late October at 1.0 MMcfd.

        On the northern portion of the Company's acreage block, eight Georgetown wells were drilled year to date, including one spud in the third quarter and three in October. Of these, one is producing, two await completion, one is drilling while four are shut in pending further evaluation.

        As to the three former Glen Rose reef wells, the Burr C 1-231.5H (100% WI) was placed on production in October flowing 860 thousand cubic feet per day (Mcfd). The Burr C 1-53H, (100% WI) went on production in early October pumping 157 BOPD. The Burr C 1-60 (100% WI) was placed on production in early November pumping 161 BOPD. In the Glen Rose shoal play, the Chittim 1-131H, (52% WI) went on production in late October at 825 Mcfd.

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Other Plays

        The Company has drilled 13 San Miguel oil wells this year, including 10 wells budgeted for its Pena Creek project. TXCO spudded three wells on its Comanche lease to test a new area in the San Miguel formation. Both wells were fracture stimulated and placed on pump as testing continues. Separately, the Farias 1-108 flow tested gas at rates as high as 237 Mcfd from the San Miguel following a workover.

        The Taylor 132-1 well (97.5% WI) is flowing to sales through a temporary connection from Pearsall perforations following fracture stimulation. The well has been producing 200 Mcfd while it continues to flow back fracture treatment fluids. Further testing continues.

        In the Olmos/coalbed methane (CBM) play (100% WI), mechanical difficulties delayed horizontal re-completion attempts in two CBM dewatering wells using multiple short-radius lateral (MSRL) technology. Design engineers are working to refine the MSRL tool design. The horizontal drilling technique could significantly increase dewatering volumes and associated CBM gas production. At the end of October, TXCO was producing 145 Mcfd from 36 CBM dewatering wells.

Earnings Announcement
TXCO plans to release its third-quarter and year-to-date earnings statement on or before Nov. 8, 2004, and expects to release selected 2005 guidance in December.

About The Exploration Company

        The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin of Southwest Texas. Headquartered in San Antonio, TXCO is celebrating its 25th anniversary. The Company has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. Its business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally develop a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on the Nasdaq Stock Market under the symbol "TXCO."

Forward-Looking Statements

        Statements in this press release which are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to oil and gas prices, capital expenditures, production levels, drilling plans, including the timing, number and cost of wells to be drilled, projects and expected response, and establishment of reserves. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. More information about potential factors that could affect the Company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2003, and its Form 10-Q for the quarter and year-to-date period ended June 30, 2004. These and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's website at www.txco.com. Copies are available without charge upon request from the Company.

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